FOR IMMEDIATE RELEASE

Norfolk Southern names three company officers to new executive positions

NORFOLK, Va., March 26, 2019 – Norfolk Southern (NYSE: NSC) announced today that its board of directors has elected three company officers to new executive positions.

Effective April 1:

•	John Scheib is executive vice president and chief strategy officer.

•	Annie Adams is executive vice president and chief transformation officer.

•	Vanessa Allen Sutherland is senior vice president law and chief legal officer.

“Norfolk Southern’s new strategic plan is a mission to transform our company for next-generation railroading,” said James A. Squires, chairman, president and chief executive officer. “John, Annie, and Vanessa are ideally suited, and, now, perfectly positioned to ‘Reimagine Possible’ to better serve customers, drive shareholder value, help employees thrive, and support the communities across our network.”

Scheib joined Norfolk Southern’s law department in 2005 as an attorney and has held positions of increasing responsibility with the company. He was named vice president law in 2016; senior vice president law and corporate relations in 2017; executive vice president law and administration in 2017; and executive vice president law and administration and chief legal officer in 2018. In his new position, Scheib will oversee a new Service Optimization and Customer Engagement Division that comprises strategic planning and newly created departments of Network Planning and Optimization and Customer Operations.

Adams joined Norfolk Southern in 2001 as manager human resources. Since then, she has served in a number of HR and planning roles. She became assistant vice president human resources in 2012 and was named vice president human resources in March 2016. In her new position, Adams will oversee a new Transformation Division that comprises the departments of Information Technology, Human Resources, Labor Relations, and Corporate Communications.

Sutherland joined Norfolk Southern in 2018 as vice president law. Prior to Norfolk Southern, Sutherland held various government and corporate legal positions, including serving as chief executive officer and chairperson of the U.S. Chemical Safety and Hazard Investigation Board and as chief counsel with the U.S. Department of Transportation, Pipeline and Hazardous Materials Safety Administration. In her new position, Sutherland will oversee legal matters.

The three officers, as well as the company’s Government Relations Department, will report to the CEO.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Media Inquiries:
Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

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